Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information contact:	O’Reilly Automotive, Inc
Greg Henslee

Tom McFall

(417) 862-3333

O’REILLY AUTOMOTIVE, INC., REPORTS THIRD QUARTER 2008 RESULTS

•  O’Reilly adds 1,342 stores with acquisition of CSK

•  Sales increase 68% to $1.11 billion

Springfield, MO, October 29, 2008 — O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq: ORLY) today announced revenues and earnings for the third quarter ended September 30, 2008.

Sales for the three months ended September 30, 2008, totaled $1.11 billion, up 68% from $0.66 billion for the same period a year ago.  Gross profit for the third quarter of 2008 increased to $507 million (or 45.6% of sales) from $294 million (or 44.4% of sales) for the third quarter of 2007, representing an increase of 73%.  Selling, General and Administrative expenses increased to $415 million (or 37.3% of sales) for the third quarter of 2008 from $211 million (or 31.9% of sales) for the third quarter of 2007, representing an increase of 97%.  Net income for the third quarter ended September 30, 2008, totaled $41.4 million, down 22% from $53.1 million for the same period in 2007.  Diluted earnings per common share for the third quarter of 2008 decreased 33% to $0.31 on 133.1 million shares compared to $0.46 for the third quarter of 2007 on 116.3 million shares.

Sales for the first nine months of 2008 totaled $2.46 billion, up 28% from $1.92 billion for the same period a year ago.  Gross profit for the first nine months of 2008 increased to $1.11 billion (or 45.2% of sales) from $850 million (or 44.3% of sales) for the same period a year ago, representing an increase of 31%.  Selling, General and Administrative expenses increased to $858 million (or 34.8% of sales) for the first nine months of 2008 from $609 million (or 31.7% of sales) for the same period a year ago, representing an increase of 41%. Net income for the first nine months of 2008 totaled $144 million, down 6% from $153 million for the same period a year ago.  Diluted earnings per common share for the first nine months of 2008 decreased 11% to $1.18 on 122.1 million shares compared to $1.32 a year ago on 116.0 million shares.

The Company’s third quarter results include charges related to the July 11, 2008, acquisition of CSK Automotive, Inc (“CSK”).  These charges include one-time costs for the prepayment and extinguishment of existing O’Reilly debt, commitment fees for an unused interim financing facility, a one-time adjustment to tax liabilities resulting from the acquisition of CSK and a non-cash charge to amortize the value assigned to CSK’s trade names and trademarks, which will be amortized over the next two and a half years coinciding with the anticipated conversion of CSK store locations.  Adjusted diluted earnings per share, excluding the impact of acquisition related charges, was $0.40 and $1.27 for the third quarter and first nine months of 2008, reflecting decreases of 13% and 4%, respectively, from the same periods a year ago.  The impact of the individual acquisition related charges was as follows:

	Net Income		Diluted Earnings Per Share
	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
	(in thousands, except per share data)
Net income excluding acquisition-related charges	$53,055	$155,174	$0.40	$1.27
Acquisition related charges, net of tax:
Debt prepayment costs	4,412	4,412	0.03	0.04
Interim facility commitment fees	2,558	2,558	0.02	0.02
Adjustments to tax liabilities	3,142	3,142	0.02	0.02
Amortization of trade names and trademarks	1,544	1,544	0.02	0.01

Net income and diluted EPS	$41,399	$143,518	$0.31	$1.18

Comparable store sales for O’Reilly stores open at least one year increased 1.5% for both the third quarter and first nine months of 2008.  Comparable store sales for CSK stores open at least one year decreased 4.3% for the portion of CSK’s sales in the third quarter since the July 11, 2008, acquisition by O’Reilly.  Consolidated comparable store sales for stores open at least one year decreased 0.8% for the third quarter of 2008 and increased 0.5% for the first nine months of 2008.

“We enter the fourth quarter focused on the continued execution of our CSK store conversion plan,” Ted Wise, COO and Co-President said.  “During the quarter, we will be converting stores located in markets where we have O’Reilly distribution reach and can effectively execute our dual market strategy.  We opened 37 new stores and merged 16 CSK with O’Reilly stores during the third quarter.  We continue to be very impressed with the new members of our team and the level of enthusiasm they have shown by embracing the O’Reilly culture.”

“We continue to be very enthused about the prospects of the integration of CSK Auto.  Our management team is clearly focused on both driving performance in existing O’Reilly markets and laying the foundation for the successful integration of CSK.  I would like to take this opportunity to thank every member of Team O’Reilly for all the hard work and dedication they have exhibited since we closed the CSK acquisition in July,” CEO and Co-President Greg Henslee stated.  “The acquisition of 1,342 CSK stores and the opening of 37 new stores during the quarter brings our total store count to 3,277 stores in 38 states.”

The impact of the acquisition of CSK, excluding the items presented above, is expected to dilute 2008 earnings by approximately $0.15 per diluted share.  The Company continues to expect the acquisition to be slightly accretive to earnings per share in 2009 and to realize ongoing synergies of $100 million annually beginning in 2010.  The Company estimates diluted earnings per share for the year ending December 31, 2008, to range from $1.45 to $1.49.  Excluding the expected impact of acquisition charges related to CSK of $0.11 per diluted share, adjusted earnings per share are expected to range from $1.56 to $1.60.

Comparable store sales for the fourth quarter of 2008 are estimated to range from 2% to 4% for existing O’Reilly stores and (1%) to (3%) for CSK stores for a combined Company range of flat to 2%.  Full year comparable store sales are estimated to range from 1% to 3% for existing O’Reilly stores and (2%) to (4%) for CSK stores for a combined Company full year range of flat to 1%.

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of estimates excluding the one-time acquisition-related charges provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company excludes these items in judging its performance and believes this non-GAAP information is useful to investors as well.

The Company will host a conference call October 30, 2008, at 10:00 a.m. Central Time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website, www.oreillyauto.com, by clicking on “Investor Relations” and then “News Room.”  A replay of the call will also be available on the Company’s website following the conference call.  We invite interested analysts to join our call.  The dial-in number for the call is (706) 643-0114 and the conference call ID number is 67869511.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets.  Founded in 1957 by the O’Reilly family, the Company operated 3,277 stores in 38 states as of September 30, 2008.

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses, weather, terrorist activities, war and the threat of war.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the Risk Factors sections of the Company’s Form 10-K for the year ended December 31, 2007, for more details.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2008	September 30, 2007	December 31, 2007
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets :
Cash and cash equivalents	$26,410	$109,783	$47,555
Accounts receivable, net	108,661	90,654	84,242
Amounts receivable from vendors	56,935	46,334	48,263
Inventory	1,517,744	856,586	881,761
Deferred income taxes	50,751	—	—
Other current assets	41,848	22,478	40,483
Total current assets	1,802,349	1,125,835	1,102,304

Property and equipment, at cost	1,860,550	1,416,573	1,479,779
Accumulated depreciation and amortization	455,813	370,630	389,619
Net property and equipment	1,404,737	1,045,943	1,090,160

Notes receivable, less current portion	22,877	26,765	25,437
Goodwill	655,886	49,857	50,447
Deferred income taxes	30,733	—	—
Other assets	108,565	12,150	11,389
Total assets	$4,025,147	$2,260,550	$2,279,737

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$757,080	$401,308	$380,683
Self-insurance reserve	62,034	31,350	29,967
Accrued payroll	72,933	26,334	23,739
Accrued benefits and withholdings	31,170	12,270	13,496
Deferred income taxes	—	9,299	6,235
Other current liabilities	121,729	48,074	49,536
Current portion of long-term debt	8,257	25,317	25,320
Total current liabilities	1,053,203	553,952	528,976

Long-term debt, less current portion	657,131	75,230	75,149
Deferred income taxes	—	25,896	27,241
Other liabilities	124,320	52,301	55,894

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares – 134,470,192 as of September 30, 2008; 115,067,095 as of September 30, 2007; and 115,260,564 as of December 31, 2007	1,345	1,151	1,153
Additional paid-in capital	890,221	436,222	441,731
Retained earnings	1,299,911	1,115,798	1,156,393
Accumulated other comprehensive loss	(984)	—	(6,800)
Total shareholders’ equity	2,190,493	1,553,171	1,592,477
Total liabilities and shareholders’ equity	$4,025,147	$2,260,550	$2,279,737

Note:  The balance sheet at December 31, 2007, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.  The consideration paid by the Company to complete the acquisition of CSK Automotive, Inc. has been preliminarily allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of the acquisition.  The excess of the purchase price over the estimated fair values of assets acquired and liabilities assumed was recorded as goodwill.  The allocation of the purchase price is based upon certain external valuations and other analyses that have not been completed as of the date of this earnings release, accordingly the purchase price allocations are preliminary and are subject to future adjustments.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Sales	$1,111,272	$661,778	$2,461,922	$1,918,031
Cost of goods sold, including warehouse and distribution expenses	604,066	368,077	1,349,125	1,067,864

Gross profit	507,206	293,701	1,112,797	850,167
Selling, general and administrative expenses	414,735	210,985	857,782	608,701

Operating income	92,471	82,716	255,015	241,466
Other income (expense), net:
Debt prepayment costs	(7,157)	—	(7,157)	—
Interim facility commitment fee	(4,150)		(4,150)
Interest expense	(10,860)	(1,081)	(13,070)	(2,569)
Other, net	845	1,837	3,280	4,096

Income before income taxes	71,149	83,472	233,918	242,993
Provision for income taxes	29,750	30,385	90,400	89,600

Net income	$41,399	$53,087	$143,518	$153,393

Net income per common share	$0.31	$0.46	$1.18	$1.34
Net income per common share – assuming dilution	$0.31	$0.46	$1.18	$1.32

Weighted-average common shares outstanding	132,196	114,946	121,133	114,508
Adjusted weighted-average common shares outstanding – assuming dilution	133,081	116,306	122,073	115,989

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

	September 30,
	2008	2007

Inventory turnover (1)	1.6	1.6
Inventory turnover, net of payables (2)	3.1	3.0

AP to inventory (3)	49.9%	46.8%
Debt-to-capital (4)	23.3%	6.1%
Return on equity (5)	11.2%	13.3%
Return on assets (6)	7.2%	9.2%

	Three Months Ended
	September 30,
	2008	2007
Other Information (in thousands):
Capital Expenditures	$134,470	$79,008
Depreciation and Amortization	$31,221	$20,787
Interest Expense	$22,170	$1,081
Lease and Rental Expense	$51,316	$14,370

Sales per weighted-average square foot – O’Reilly Brands (7)	$52.98	$54.98
Sales per weighted-average square foot – CSK Brands (7)	$45.92

Square footage (in thousands) – O’Reilly Brands	13,347	12,005
Square footage (in thousands) – CSK Brands	9,765

Sales per weighted-average store (in thousands) – O’Reilly Brands (8)	$362	$371
Sales per weighted-average store (in thousands) – CSK Brands (8)	$329

Total employment	40,512	24,075

	Store Count by Brand
	O’Reilly	Checker	Schuck’s	Kragen	Murray’s	Total
June 30, 2008	1,918	489	217	495	141	3,260
New	36	—	1	—	—	37
Merged	—	(16)	—	—	—	(16)
Rebranded	—	—	—	—	—	—
Closed	(1)	(2)	(1)	—	—	(4)
September 30, 2008	1,953	471	217	495	141	3,277

(1)

Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the numerator.

(2)

Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the numerator.

(3)	Accounts payable divided by inventory.
(4)	The sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders’ equity.
(5)

Last 12 months net income divided by average shareholders’ equity. Average shareholders’ equity is calculated as the average of shareholders’ equity for the trailing four quarters used in determining the numerator.

(6)	Last 12 months net income divided by average total assets. Average total assets is calculated as the average total assets for the trailing four quarters used in determining the numerator.
(7)	Total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot is weighted to consider the approximate dates of store openings or expansions.
(8)	Total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store is weighted to consider the approximate dates of store openings or expansions.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(Unaudited)

(In thousands, except per share data)

	Three Months Ended	Nine Months Ended
	September 30, 2008

Adjusted net income	$53,055	$155,174
Debt prepayment costs, net of tax	4,412	4,412
Commitment fee for interim financing facility, net of tax	2,558	2,558
Adjustments to tax liabilities	3,142	3,142
Trade name and trademark amortization, net of tax	1,544	1,544

Net income (GAAP)	$41,399	$143,518

Adjusted weighted-average common shares outstanding – assuming dilution	133,081	122,073

Net income per share - diluted (Non-GAAP)	$0.40	$1.27
Net income per share - diluted (GAAP)	$0.31	$1.18